MANAGERS TRUST II

Amendment No. 19 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

March 21, 2014

The undersigned, constituting at least a majority of the Trustees of Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust;

WHEREAS, the Trustees wish to redesignate Managers AMG Chicago Equity Partners Balanced Fund as AMG Chicago Equity Partners Balanced Fund, Managers AMG GW&K Fixed Income Fund as AMG GW&K Enhanced Core Bond Fund, Managers High Yield Fund as AMG Managers High Yield Fund, Managers Intermediate Duration Government Fund as AMG Managers Intermediate Duration Government Fund, and Managers Short Duration Government Fund as AMG Managers Short Duration Government Fund;

WHEREAS, Article VIII, Section 8.3(a) of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust without the vote or consent of shareholders to change the name of the Trust; and

WHEREAS, the Trustees wish to change the name of the Trust to “AMG Funds II”.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of April 28, 2014, as follows:

Article I, Section 1.1 of the Declaration of Trust is hereby amended and restated in its entirety as set forth below:

“The name of the trust created hereby is “AMG Funds II” (the “Trust”).”

Article V, Section 5.11 of the Declaration of Trust is hereby amended by deleting the first sentence of such Section 5.11 and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) AMG Chicago Equity Partners Balanced Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (2) AMG GW&K Enhanced Core Bond Fund, which shall consist of four classes, Investor Class, Class C, Service Class and Institutional Class; (3) AMG Managers High Yield Fund, which shall consist of two classes, Investor Class and Institutional Class; (4) AMG Managers Intermediate Duration Government Fund; and (5) AMG Managers Short Duration Government Fund.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ William E. Chapman, II	/s/ Edward J. Kaier
William E. Chapman, II	Edward J. Kaier

/s/ Kurt Keilhacker	/s/ Steven J. Paggioli
Kurt Keilhacker	Steven J. Paggioli

/s/ Richard F. Powers III	/s/ Eric Rakowski
Richard F. Powers III	Eric Rakowski

/s/ Thomas R. Schneeweis
Victoria Sassine	Thomas R. Schneeweis